EXHIBIT 99.1

Successful transplant of bioengineered organs in large animals is a critical milestone on the road to in-human transplants

AUTHOR: Jeff Ross, Ph.D.

For acute and chronic liver failure patients living in the United States today, there is but one single, curative treatment option: transplantation. There are no available drugs, dialysis or device therapies on the market, or readily in development that can cure this life threatening disease. And even though a cure exists, liver failure patients find themselves in a catch-22 because there is an insufficient supply of donor livers to meet the demand.

We are in a vicious cycle: there are 11,500 patients in the country waiting for a liver transplant, but only 8,000 liver transplants are performed each year. We are faced with a perpetual unmet need. Add to the list kidneys, heart, lungs, and other vital organs where transplant is the only option, and you will find the same imbalance: too many patients and not enough donor organs. Today there are 114,000 people on the transplant waitlist in the U.S. – 60% of them will not receive the organ they need. That is 70,000 patients every single year – it is an enormous unmet need that must be resolved.

Researchers across the country and around the world have been working on organ development utilizing pig organs, testing various approaches and technologies to try and solve for this health care challenge. We are all working towards the same goal: to create a new model of care that will help address a systemic problem and help save lives by creating a new supply—one that could make the transplant waitlist a thing of the past. We are looking at the opportunity to transform transplant medicine as we know it.

It is an incredibly exciting time in our field, with perfusion decellularization offering one of the most promising technologies to support bioengineered whole organs. We mark an important milestone in this journey, with the first successful heterotopic implant of a bioengineered liver transplant into a large animal. Our preclinical study, which published in the October 7, 2021, edition of Nature Communications Biology, followed three pigs that were implanted with a liver scaffold seeded with human vascular cells and porcine hepatocytes.

The transplants were part of a preclinical study in collaboration with researchers at Mayo Clinic. Five pigs were included in the study, three receiving transplants, and two pigs used as control subjects. The study utilized decellularized porcine liver scaffolds recellularized with human vascular cells and porcine hepatocytes, which were implanted into pigs suffering acute liver failure.

Results showed the three pigs that received the bioengineered livers maintained detectable hepatic health in the graft, sustained blood perfusion, and demonstrated early liver function post transplantation. All pigs were monitored for up to 48 hours following the surgery, during which time the transplanted organ showed critical performance metrics, including the ability to sustain blood flow and key liver function both before and after transplantation.

This study is an expansion of our 2019 work, where “… We previously demonstrated the ability to functionally reendothelialize the vasculature of a clinically scaled decellularized liver scaffold with human umbilical vein endothelial cells (HUVECs) and to sustain continuous perfusion in a large animal recovery model.”

The 2021 study builds on our previous results and provides progress on two fronts. First: we have addressed a key challenge in our approach. As the study explains, “…the progression of this technology toward clinical use has been hindered by the challenges of reconstituting a functional vascular network, directing the engraftment of specific functional cell types, and defining appropriate culture conditions to concurrently support the health and phenotypic stability of diverse cell lineages.”

The second: these study results offer proof of concept and an important step towards in-human clinical trials. We are targeting to begin an in-human acute liver failure trial in the second half of 2022, bringing us closer to our goal of eliminating the organ transplant waitlist.

The promise of pig organs as a game-changing innovation for organ transplants has been a topic of discussion for some time. With this study, we take a pivotal step towards bringing that promise to fruition. Perfusion decellularization and recellularization supported successful whole organ transplants in large animals. There is hope on the near horizon for the tens of thousands of patients waiting who will not receive a donor organ. We believe in a future where there will no longer be a wait, nor a list. A bioengineered organ supply has the potential to exceed demand and help save lives.

Jeff Ross is a co-author on the article “Functional characterization of a bioengineered liver after heterotopic implantation in pigs”, which published in Nature Communications Biology on October 7, 2021. Mr. Ross is CEO of Miromatrix Medical Inc., a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives, which partnered with Mayo Clinic on the clinical trial on which the article is based.